SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Under Rule 14a-12

PIMCO Dynamic Credit Income Fund

(Name of Registrant as Specified in its Charter)

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PIMCO Dynamic Credit Income Fund

IMPORTANT NOTICE FROM THE BOARD OF TRUSTEES AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

March 23, 2015

DEAR SHAREHOLDER:

As you are aware, the annual meeting of shareholders of PIMCO Dynamic Credit Income Fund is scheduled for April 30, 2015. You are being asked to elect three current Trustees who are up for election this year. Each of them is an experienced and highly qualified professional with a demonstrated history of protecting shareholders’ interests.

The Fund’s Board of Trustees and PIMCO unanimously recommend that you vote the enclosed WHITE PROXY CARD.

You also may have received proxy materials and a gold proxy card from Ironsides, a hedge fund shareholder of the Fund. Ironsides has nominated two of its own candidates to the Fund’s Board of Trustees (the “Board”).

The Fund’s Board and PIMCO oppose Ironsides’ nominees because Ironsides is a short-term activist that is not acting in the long-term interests of all shareholders. We strongly urge you NOT to respond to any Ironsides communication and NOT to vote any gold proxy card(s) that you may receive from Ironsides.

Ironsides’ short term interests are not aligned with the interests of all shareholders

Ironsides is pursuing a self-serving agenda with claims that are vague and misleading. Consider these facts:

•	Ironsides had held its shares of the Fund for less than two months before announcing its intent to run a proxy contest and nominate its own candidates for the Board.
•	In August and September 2013, Ironsides purchased shares of the Fund and then sold all of its shares within two weeks.

These facts are clear evidence of Ironsides’ short-term self-interest, unlike the Board’s focus on the long-term interests of all shareholders.

The FACTS about how the Board is protecting the Fund for your long-term interests

1.	The Fund has delivered on its investment objectives and has outperformed its peers.

•	Since inception, the Fund has paid a total distribution of $4.71 per share,[1] representing an annualized yield of 9.0%.[2] Further, the Fund has paid a level monthly distribution without paying a return of capital.

•	The Fund has generated an annualized total return of 7.8% since inception based on net asset value (“NAV”), significantly exceeding the 3.1% average return of the funds in the Lipper Global Income Category, the Fund’s relevant Lipper-determined peer group, during the same period.[3]

•	The Fund has delivered an annualized total return of 0.6% since inception based on market price, compared to -1.4% for the relevant Lipper category,[4] placing the Fund’s performance in the top 20% of its peer group.[5]

•	Ironsides’ proxy materials, inappropriately and in a misleading way, compare the Fund’s performance to the Barclays U.S. Aggregate Total Return Index (the “Barclays U.S. Aggregate Index”) and to other PIMCO-sponsored closed-end funds. The Fund is a global fixed income fund, whereas the Barclays U.S. Aggregate Index seeks to track the investment results of U.S. investment-grade bonds, thus rendering the comparison largely inappropriate. However, while the performance comparison is not appropriate, the Fund outperformed the Barclays U.S. Aggregate Index on a NAV basis with a return of 7.8% vs. the 2.7% Index return (as shown in the chart above).[6] The Fund also outperformed major higher yielding indices, which reflect certain key asset classes in the Fund’s investment universe, such as global high yield bonds, U.S. bank loans and emerging market bonds (as shown in the chart above).[7] Also, the Fund was launched at a different time, in different market conditions, and has a different asset mix — and therefore a different risk profile — than other PIMCO-sponsored closed-end funds.

2.	The Fund’s discount reflects events that affected the overall closed-end fund market, and the Board will only act in the best interests of all shareholders.

•	Shortly after the launch of the Fund, the Federal Reserve announced the tapering of its monthly asset purchase plan. This has had a widespread, negative impact on investor demand for fixed income closed-end funds causing the discounts for such funds to widen. The average fund in the Lipper Global Income peer group was recently trading at a 7.9% discount[8] and has generally traded in line with the Fund’s discount over the same period.[9]
•

The Board will continue to monitor the discount and only take actions it believes are in the best interests of all shareholders. Prior to Ironsides’ filing of its preliminary proxy statement, the Board received a detailed presentation from PIMCO regarding options that the Board may take to address discounts. The Board has considered various alternatives to address fund discounts and, to date, has determined not to take such actions because the Board believes they generally fail to provide lasting benefits for long-term shareholders. The Board and PIMCO believe that NAV performance is the appropriate way to evaluate the investment manager and the Board, and that strong NAV returns and attractive distributions generally result in robust total returns for shareholders in the long term.

3.	The Fund’s portfolio management team is highly qualified and continues to follow the same investment process.

•	The Fund’s portfolio management team has remained the same following the most recent senior management transition, and PIMCO continues to follow the same time-tested investment process that has produced strong performance results for its clients over the long-term and is positioned for continued success.
•	Three of the lead portfolio managers for the Fund (Alfred T. Murata, Daniel J. Ivascyn, and Mark R. Kiesel) have earned Morningstar Fixed-Income Manager of the Year awards,[10] and one of the Fund’s portfolio managers, Daniel J. Ivascyn, was recently elected to Group Chief Investment Officer of PIMCO.

4.	The current board is independent, knowledgeable and has the experience necessary to effectively oversee the Fund.

•	All Trustees up for election at the annual meeting have extensive experience with closed-end funds and/or the investment management industry in general, having served on the boards of closed-end funds or been involved in the investment management industry for many years.
•	Messrs. Jacobson and Gallagher are independent Trustees who do not receive any compensation from PIMCO; they are paid directly by the funds for which they serve as a Trustee (including the Fund). The Board hired PIMCO, not the other way around, and the Board reviews the Fund’s investment management agreement annually.
•	The Trustees have a record of independence with funds they oversee and have demonstrated actions that have benefitted shareholders. For example, in 2014 the Board negotiated the Fund’s investment management agreement with PIMCO, effectively resulting in a lower fee and expense structure for the Fund through adoption of a unified fee.
•	The Fund’s current independent Trustees presently serve as Trustees or Directors for a total of 25 PIMCO-sponsored funds. The Board and PIMCO strongly believe that serving as Trustees on multiple PIMCO closed-end funds helps provide the Trustees with the in-depth knowledge of PIMCO’s business operations and investment philosophy that is vital to effectively overseeing the Fund.

If you have already returned a White Proxy Card, we appreciate your vote of confidence. We greatly value the trust you have placed in us through your investment and thank you for your continued support.

Sincerely yours,

PETER G. STRELOW	HANS W. KERTESS
President/Principal Executive Officer of the Fund	Chairman of the Board of the Fund

IF YOU VALUE STRONG PERFORMANCE AND A LONG-TERM APPROACH INTENDED TO

ENHANCE VALUE FOR ALL SHAREHOLDERS – PLEASE VOTE THE WHITE PROXY CARD!

•    Please do not send back any gold proxy card you receive, even to vote against the Ironsides nominees. Doing so will cancel any prior vote you cast to elect the current Trustees.

•    If you previously signed an Ironsides/gold proxy card, you can still sign, date and return the Fund’s WHITE proxy card. You have the right to change your vote and only the latest dated proxy counts.

•    If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares unless you complete, sign and return the enclosed White Proxy Card.

•    If you have any questions regarding the shareholder meeting or voting your proxy, please call our proxy solicitation firm, AST, toll free at 1.877.536.1558.

ADDITIONAL INFORMATION:

[1]	Including special year-end dividend and capital gains distributions.
[2]	Based on annualized total of all distributions divided by the Fund’s NAV per share as of respective ex-date for each distribution.
[3,6,7]	Source: Bloomberg. Annualized returns as of 27 February 2015.
[4,9]	Source: Lipper, Bloomberg.
[5]	Performance information, including Lipper ranking and other indices is from inception through 27 February 2015.
[8]	Source: Lipper. Discount information as of 27 February 2015.
[10]	The Morningstar Fixed-Income Manager of the Year award is based on the strength of the manager, performance, strategy, and firm’s stewardship. Mr. Murata and Mr. Ivascyn earned the awards in 2013, and Mr. Kiesel earned the award in 2012.

On February 18, 2015 the Fund filed with the Securities and Exchange Commission (SEC) and began mailing to shareholders a notice of annual meeting and a definitive proxy statement, together with a White Proxy Card that can be used to elect the Board’s three current Trustee nominees and to vote upon all the proposals expected to be presented at the annual meeting. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING APRIL 30, 2015 ANNUAL MEETING OF SHAREHOLDERS. Shareholders can obtain additional copies of the notice of annual meeting and proxy statement and other documents filed by the Fund with the SEC when they become available, by contacting the Fund c/o Pacific Investment Management Company LLC, 1633 Broadway, New York, New York 10019, or by calling 1-877-536-1558 on any business day. You may also visit the Fund’s Web site at www.pimco.com/closedendfunds. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC’s Web site at http://www.sec.gov.

The Fund and its Trustees, officers, and other members of management may be deemed to be participants in any future solicitation of the Fund’s security holders in connection with its April 30, 2015 annual meeting of shareholders. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2014 and its proxy statement for the April 30, 2015 annual meeting of shareholders.

Past performance is no guarantee of future results. An investment in the Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Returns are calculated by determining the percentage change in NAV or market price (as applicable) in the specific period. The calculation assumes that all dividends and distributions, if any, have been reinvested. Performance at market price will differ from results at NAV. Except for the historical information and discussions contained herein, statements contained in this letter constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially.

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